Take 2 / Mindscape
                                   Term Sheet

Agreement:          Mindscape  (which term shall  include  Mindscape,  Inc.  and
                    Mindscape  International  Limited) and Take-Two  Interactive
                    Software,  Inc.  ("Take  2")  hereby  agree to amend the two agreements between the companies, the "U.S. Agreement" which is that certain Agreement between Mindscape, Inc. and Take 2 dated  December  27, 1995 as amended by the First  Amendment dated July 9, 1997, and the "U.K.  Agreement"  which is that certain Agreement between  Mindscape  International  Limited and Take 2 dated  January 31, 1997  (collectively,  the "Old
                    Agreements")   to  restructure   these   Agreements  and  to
                    incorporate  the terms of this  letter of intent  into a new agreement  (the  "New  Agreement")  which  will  effectively terminate  any  further  interest of  Mindscape  in the Game
                    Titles  as   defined  in  the  U.S.   Agreement.   Mindscape
                    acknowledges that, subject to the terms outlined below, Take
                    2 shall be free to solicit and market these titles to third parties.

Rights/Repayment:   U.K.  Agreement.  Mindscape shall not owe Take 2 any further advances under the U.K. Agreement. Take 2 and Mindscape agree that European distribution rights for the Game Titles found in the U.K. Agreement will revert back to Take 2 on the condition that all advances paid by Mindscape to Take 2 under the U.K. Agreement are to be repaid to Mindscape in accordance with the following schedule:

                    $170,666 on or before December 15, 1997;
                    $170,666 on or before May 15, 1998; and
                    $170,667 on or before September 15, 1998.

                    U.S. Agreement. Take 2 and Mindscape agree that worldwide distribution rights for the Game Titles listed in the U.S. Agreement will revert back to Take 2 Interactive (subject to a six month sell off period for Callahan's CTS), and the following U.S. advances for these products shall be repaid to Mindscape, under the following schedule:

                        Jetfighter: Full Burn

                        The $500,000 advance for this Game Title ($100,000 of which is in repayment of the advances on Steel and Bone, which Take 2 canceled) shall be repaid to Mindscape no later than three (3) months after its publication anywhere in the world, under any product name, by any party (e.g., Take 2 Interactive, a third party, or under license/sublicense).

                        Black Dahlia

                        The $300,000 advance for this Game Title shall be repaid to Mindscape no later than three (3) months after its publication anywhere in the world, under any product name, by any party (e.g., Take 2 Interactive, a third party, or under license/sublicense).

                    If Take 2 is able to derive revenue from a third-party by publishing, licensing, or otherwise commercially exploiting or transferring its rights in either Jetfighter: Full Burn or Black Dahlia, Take 2's repayment obligations shall accelerate and Take 2 shall repay all advances previously paid for that Game Title to Mindscape immediately to the extent of revenues received; provided, however, that Take 2 may first recoup its direct costs of completing such Game Title, such direct costs to be limited to out of pocket costs incurred for product development employee's salaries and/or payments made to contractors.

                    After it has recouped its direct costs for completing such game titles, Take 2 further agrees to pay Mindscape a fifteen percent (15%) royalty on any revenues attributable to Jetfighter, Full Burn or Black Dahlia, provided, however, that if Take 2 has completely reimbursed Mindscape for all advances on these titles under the U.S. Agreement by no later than March 1, 1998, the royalty rate shall be reduced to ten percent (10%).


Other: By signing below, the parties agree that these terms are binding upon them but that they will negotiate in good faith with the intention of executing in due course a comprehensive mutually acceptable definitive agreement reflecting these and other customary and appropriate terms which definitive agreement, when executed, shall supersede these terms. Except as modified here, the Old Agreements shall stand in full force and effect until such time. This Letter of Intent shall not be valid until its signed by both parties.


Mindscape, Inc:                           Take 2 Interactive Software:

/s/ [ILLEGIBLE]                           /s/ Ryan Brant
-----------------------------------       --------------------------------------
By:                                       By:    Ryan Brant
Title:                                    Title: CEO
Date:   11/11/97                          Date:  Nov. 11, 1997

[LETTERHEAD]
 MINDSCAPE


January 28, 1998


Ryan Brant
Take Two Interactive Software
575 Broadway
New York, NY 10012


Dear Ryan,

Here are the revised terms we have discussed with respect to the proposed distribution by Mindscape of Jeopardy! 64 and Wheel of Fortune 64 to the Target and K-Mart accounts.

Take Two designates Mindscape as its exclusive distributor of Jeopardy! 64 and Wheel of Fortune 64 for the Target Stores, Inc. account and as its exclusive distributor of Jeopardy! 64 for the K-Mart Corp. account. Mindscape Inc. shall order inventory from Take Two for Jeopardy! 64 and Wheel of Fortune 64 at the prices on the attached schedule. The initial order of 6,000 units of Wheel of Fortune 64 shall be provided by Take Two to Mindscape immediately. Additionally, we understand that Take Two has instructed Nintendo Company, Ltd. to ship 14,000 units of Jeopardy! 64 which Take Two has already paid for directly to Mindscape. Upon signing this letter and receiving appropriate confirmation from Nintendo, Mindscape will consider Take Two to have fulfilled its obligation with respect to these units of Jeopardy! 64 to be shipped by Nintendo. Freight costs to Mindscape's warehouse or, if reasonably equivalent, directly to an account's central warehouse, shall be Take Two's responsibility. Freight costs from Mindscape to the accounts shall be Mindscape's responsibility.

Take Two agrees that it will provide up to 4,608 units of Jeopardy! 64 and 1,000 units of Wheel of Fortune 64 to Mindscape immediately upon written request to fulfill any reorders from said accounts. Mindscape shall submit a purchase order to Take Two for these units and Take Two shall ship inventory directly to the account's central warehouse as may be mutually agreed, or to Mindscape's designated warehouse FOB Mindscape, within five days of receipt of a purchase order.

All such units shipped to Mindscape (or to Mindscape's account) shall be transferred to Mindscape's ownership upon receipt. Mindscape shall have the right to sell this inventory to Target and K-Mart. The purchase price for a total of 7,000 units of Wheel of Fortune 64 and 18,608 units of Jeopardy! 64 shall be $800,000 which shall accrue for the benefit of Take Two upon Take Two signing this letter but shall be offset against amounts currently owned to Mindscape by Take Two under the Term Sheet of November

January 28, 1998
Ryan Brant
Page 2


11, 1997 between the parties with respect to the U.S. Agreement (as defined in the Term Sheet) of $800,000 related to royalty advances for Black Dahlia and Jet Fighter Full Burn. Any units ordered by Mindscape and shipped beyond the units described above may similarly be offset against other amounts owed by Take Two with respect to advances for other titles, and other unreimbursed amounts including MDF in the amount of $107,662.


Please sign below to confirm your agreement to these terms.


Sincerely,                               Take Two Interactive

/s/ Ian Rose                            /s/ Ryan Brant
------------------                      --------------------
Ian Rose                                Ryan Brant, CEO
Senior Vice President


Cc:  Jim Prather
     Gordon Landies
     Bill Arkwright
     Chuck Kroegel
     Debbie Minardi
     Caryn Minal